SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                                (Amendment No. )*







                               The Wet Seal, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)



                      Class A Common Stock, $0.10 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    961840105
-------------------------------------------------------------------------------
                                 (CUSIP Number)



                                  April 1, 2005
-------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ ]          Rule 13d-1(b)

       [X]          Rule 13d-1(c)

       [ ]          Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                                     Page 1

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.         961840105
                  ----------------------
--------------------------------------------------------------------------------
     1)      Names of Reporting Person

             S.S. or I.R.S. Identification No. of Above Person

                  Tudor Investment Corporation
                ----------------------
                  22-2514825
                ----------------------
-------------------------------------------------------------------------------
     2)      Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                ---------------------------------------------------------------
             (b)         X
                ---------------------------------------------------------------
-------------------------------------------------------------------------------
     3)      SEC Use Only
                          -----------------------------------------------------
-------------------------------------------------------------------------------
     4)      Citizenship or Place of Organization           Delaware
                                                         ----------------------
--------------------------------------------------------------------------------
                    (5)  Sole Voting Power                                     0
Number of Shares                           -------------------------------------
Beneficially        (6)  Shared Voting Power                           1,761,895
Owned by Each                                 ----------------------------------
Reporting Person    (7)  Sole Dispositive Power                                0
With                                             -------------------------------
                    (8)  Shared Dispositive Power                      1,761,895
                                                   -----------------------------
                                                         -----------------------
--------------------------------------------------------------------------------
                         9)   Aggregate Amount Beneficially Owned by Each
                              Reporting Person                         1,761,895
                                                         ----------------------
--------------------------------------------------------------------------------
    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                               -------------------------------------------------
--------------------------------------------------------------------------------
    11)      Percent of Class Represented by Amount in Row 9               5.1%
                                                         ----------------------
--------------------------------------------------------------------------------
    12)      Type of Reporting Person (See Instructions)             CO
                                                         ----------------------
--------------------------------------------------------------------------------

CUSIP No.         961840105
                  ----------------------
--------------------------------------------------------------------------------
     1)      Names of Reporting Person

             S.S. or I.R.S. Identification No. of Above Person

                  Paul Tudor Jones, II
                  --------------------------------------------------------------
                  --------------------------------------------------------------
--------------------------------------------------------------------------------
     2)      Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                  --------------------------------------------------------------
             (b)         X
                  --------------------------------------------------------------
--------------------------------------------------------------------------------
     3)      SEC Use Only
                  --------------------------------------------------------------
--------------------------------------------------------------------------------
     4)      Citizenship or Place of Organization           USA
                                                         -----------------------
--------------------------------------------------------------------------------
                    (5)  Sole Voting Power                                     0
Number of Shares                           -------------------------------------
Beneficially        (6)  Shared Voting Power                           1,893,900
Owned by Each                                 ----------------------------------
Reporting Person    (7)  Sole Dispositive Power                                0
With                                             -------------------------------
                    (8)  Shared Dispositive Power                      1,893,900
                                                   -----------------------------
--------------------------------------------------------------------------------
                         9)   Aggregate Amount Beneficially Owned by Each
                              Reporting Person                         1,893,900
                                                         -----------------------
--------------------------------------------------------------------------------
    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                               -------------------------------------------------
--------------------------------------------------------------------------------
    11)      Percent of Class Represented by Amount in Row 9                5.5%
                                                         -----------------------
--------------------------------------------------------------------------------
    12)      Type of Reporting Person (See Instructions)             IN
                                                         -----------------------
--------------------------------------------------------------------------------

CUSIP No.         961840105
                  ----------------------
--------------------------------------------------------------------------------
     1)      Names of Reporting Person

             S.S. or I.R.S. Identification No. of Above Person

                  Tudor Proprietary Trading, L.L.C.
                  --------------------------------------------------------------
                  13-3720063
                  --------------------------------------------------------------
--------------------------------------------------------------------------------
     2)      Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                  --------------------------------------------------------------
             (b)         X
                  --------------------------------------------------------------
--------------------------------------------------------------------------------
     3)      SEC Use Only
                  --------------------------------------------------------------
--------------------------------------------------------------------------------
     4)      Citizenship or Place of Organization           Delaware
                                                         -----------------------
--------------------------------------------------------------------------------
                    (5)  Sole Voting Power                                     0
Number of Shares                           -------------------------------------
Beneficially        (6)  Shared Voting Power                             132,005
Owned by Each                                 ----------------------------------
Reporting Person    (7)  Sole Dispositive Power                                0
With                                             -------------------------------
                    (8)  Shared Dispositive Power                        132,005
                                                   -----------------------------
                                                         -----------------------
--------------------------------------------------------------------------------
                         9)   Aggregate Amount Beneficially Owned by Each
                              Reporting Person                           132,005
                                                         -----------------------
--------------------------------------------------------------------------------
    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                               -------------------------------------------------
--------------------------------------------------------------------------------
    11)      Percent of Class Represented by Amount in Row 9                0.4%
                                                         -----------------------
--------------------------------------------------------------------------------
    12)      Type of Reporting Person (See Instructions)             OO
                                                         -----------------------
--------------------------------------------------------------------------------

CUSIP No.         961840105
                  ----------------------
--------------------------------------------------------------------------------
     1)      Names of Reporting Person

             S.S. or I.R.S. Identification No. of Above Person

                  The Tudor BVI Global Portfolio Ltd.
                  --------------------------------------------------------------
                  98-0223576
                  --------------------------------------------------------------
--------------------------------------------------------------------------------
     2)      Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                  --------------------------------------------------------------
             (b)         X
                  --------------------------------------------------------------
--------------------------------------------------------------------------------
     3)      SEC Use Only
                  --------------------------------------------------------------
--------------------------------------------------------------------------------
     4)      Citizenship or Place of Organization           Cayman Islands
                                                         -----------------------
--------------------------------------------------------------------------------
                    (5)  Sole Voting Power                                     0
Number of Shares                           -------------------------------------
Beneficially        (6)  Shared Voting Power                             245,152
Owned by Each                                 ----------------------------------
Reporting Person    (7)  Sole Dispositive Power                                0
With                                             -------------------------------
                    (8)  Shared Dispositive Power                        245,152
                                                   -----------------------------
                                                         -----------------------
--------------------------------------------------------------------------------
                         9)   Aggregate Amount Beneficially Owned by Each
                              Reporting Person                           245,152
                                                         -----------------------
--------------------------------------------------------------------------------
    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                               -------------------------------------------------
--------------------------------------------------------------------------------
    11)      Percent of Class Represented by Amount in Row 9                0.7%
                                                         -----------------------
--------------------------------------------------------------------------------
    12)      Type of Reporting Person (See Instructions)             CO
                                                         -----------------------
--------------------------------------------------------------------------------

CUSIP No.         961840105
                  ----------------------
--------------------------------------------------------------------------------
     1)      Names of Reporting Person

             S.S. or I.R.S. Identification No. of Above Person

                  Witches Rock Portfolio Ltd.
                  --------------------------------------------------------------
                  98-0439973
                  --------------------------------------------------------------
--------------------------------------------------------------------------------
     2)      Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                  --------------------------------------------------------------
             (b)         X
                  --------------------------------------------------------------
--------------------------------------------------------------------------------
     3)      SEC Use Only
                  --------------------------------------------------------------
--------------------------------------------------------------------------------
     4)      Citizenship or Place of Organization           Cayman Islands
                                                         -----------------------
--------------------------------------------------------------------------------
                    (5)  Sole Voting Power                                     0
Number of Shares                           -------------------------------------
Beneficially        (6)  Shared Voting Power                           1,516,743
Owned by Each                                 ----------------------------------
Reporting Person    (7)  Sole Dispositive Power                                0
With                                             -------------------------------
                    (8)  Shared Dispositive Power                      1,516,743
                                                   -----------------------------
                                                         -----------------------
--------------------------------------------------------------------------------
                         9)   Aggregate Amount Beneficially Owned by Each
                              Reporting Person                         1,516,743
                                                         -----------------------
--------------------------------------------------------------------------------
    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                               -------------------------------------------------
--------------------------------------------------------------------------------
    11)      Percent of Class Represented by Amount in Row 9                4.4%
                                                         -----------------------
--------------------------------------------------------------------------------
    12)      Type of Reporting Person (See Instructions)             CO
                                                         -----------------------
--------------------------------------------------------------------------------

Item 1(a).     Name of Issuer:

               The Wet Seal, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               26972 Burbank
               Foothill Ranch, CA  92610


Item 2(a).     Name of Person Filing:

               Tudor Investment Corporation ("TIC")
               Paul Tudor Jones, II
               Tudor Proprietary Trading, L.L.C. ("TPT")
               The Tudor BVI Global Portfolio Ltd. ("BVI Portfolio") Witches Rock Portfolio Ltd. ("Witches Portfolio")

Item 2(b).     Address of Principal Business Office or, if none, Residence:

               The principal business office of each of TIC and TPT is:

                           1275 King Street
                           Greenwich, CT 06831

               The principal business office of Mr. Jones is:

                           c/o Tudor Investment Corporation
                           1275 King Street
                           Greenwich, CT 06831

               The principal business office of each of Witches Portfolio and BVI Portfolio is:

                           c/o CITCO
                           Kaya Flamboyan 9
                           P.O. Box 4774
                           Curacao, Netherlands Antilles

Item 2(c).     Citizenship:

               TIC is a Delaware corporation.
               Mr. Jones is a citizen of the United States.
               TPT is a Delaware limited liability company.
               Witches Portfolio and BVI Portfolio are companies organized under the laws of the Cayman Islands.

Item 2(d).     Title of Class of Securities:

               Class A Common Stock, par value $0.10

Item 2(e).     CUSIP Number:

               961840105

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
         (a)   [  ] Broker or Dealer registered under section 15 of the Act
         (b)   [  ] Bank as defined in section 3(a)(6) of the Act
         (c)   [  ] Insurance Company as defined in section 3(a)(19) of the Act
         (d)   [  ] Investment Company registered under section 8 of the
                    Investment Company Act
         (e)   [  ] Investment Adviser registered under section 203 of the
                    Investment Advisers Act of 1940
         (f)   [  ] Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)
                    (ii)(F)
         (g)   [  ] Parent Holding Company, in accordance with section
                    240.13d-1(b)(1)(ii)(G) (Note:  See Item 7)
         (h)   [  ] Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.  Ownership (As of April 7, 2005).

         (a)   Amount Beneficially Owned:  See Item 9 of cover pages

         (b)   Percent of Class:  See Item 11 of cover pages

         (c)   Number of shares as to which such person has:

               (i)  sole power to vote or to direct
                    the vote                          See Item 5 of cover pages
                                                      -------------------------

               (ii) shared power to vote or to direct
                    the vote                          See Item 6 of cover pages
                                                      -------------------------

               (iii)sole power to dispose or to direct
                    the disposition of                See Item 7 of cover pages
                                                      -------------------------

               (iv) shared power to dispose or to direct
                    the disposition of                See Item 8 of cover pages
                                                      -------------------------

               The shares of Class A Common Stock reported herein as beneficially owned are owned directly by TPT (132,005 shares), Witches Portfolio (1,516,743 shares) and BVI Portfolio (245,152 shares). Because TIC provides investment advisory services to Witches Portfolio and BVI Portfolio, TIC may be deemed to beneficially own the shares of Class A Common Stock owned by each of such Reporting Persons. TIC expressly disclaims such beneficial ownership. In addition, because Mr. Jones is the controlling shareholder of TIC and the indirect controlling equity holder of TPT, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TPT. Mr. Jones expressly disclaims such beneficial ownership.


Item 5.  Ownership of Five Percent or Less of a Class.

               Not applicable


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

               Not applicable

Item 8.  Identification and Classification of Members of the Group.

               See cover pages

Item 9.  Notice of Dissolution of Group.

               Not applicable

Item 10.  Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                Dated:       April 8, 2005


                                TUDOR INVESTMENT CORPORATION


                                By:          /s/ Stephen N. Waldman
                                       ----------------------------------------
                                       Stephen N. Waldman
                                       Managing Director and
                                       Associate General Counsel




                                       /s/ Paul Tudor Jones, II
                                       ----------------------------------------
                                       Paul Tudor Jones, II



                                TUDOR PROPRIETARY TRADING, L.L.C.


                                By:          /s/ Stephen N. Waldman
                                       ----------------------------------------
                                       Stephen N. Waldman
                                       Managing Director and
                                       Associate General Counsel


                                THE TUDOR BVI GLOBAL PORTFOLIO LTD.

                                By:      Tudor Investment Corporation,
                                         Trading Advisor

                                       By:        /s/ Stephen N. Waldman
                                       ----------------------------------------
                                       Stephen N. Waldman
                                       Managing Director and Associate
                                       General Counsel

                                WITCHES ROCK PORTFOLIO LTD.

                                By:    Tudor Investment Corporation,
                                       Investment Advisor


                                       By:        /s/ Stephen N. Waldman
                                       ----------------------------------------
                                       Stephen N. Waldman
                                       Managing Director and
                                       Associate General Counsel